Exhibit 10.11

DELTA CONNECTION HOSTED PRORATE AGREEMENT

This Delta Connection Hosted Prorate Agreement (the “Agreement”), dated as of March 12th, 2007, is entered into by and between Delta Air Lines, Inc., a corporation organized under the laws of Delaware (“Delta”) and Big Sky Transportation Co. (d/b/a Big Sky Airlines), a corporation organized under the laws of Montana (“Big Sky”).

WHEREAS, Delta and Big Sky wish to enter into this Agreement whereby Big Sky will carry the “DL” code on the city pairs detailed in Annex B;

NOW, THEREFORE, in consideration of the mutual covenants and promises in this Agreement, Delta and Big Sky hereby agree as follows:

1.             DEFINITIONS

1.1           Capitalized terms used in this Agreement, unless the context otherwise requires or expressly provides, shall have the meanings set forth in Annex A attached hereto and incorporated herein by this reference.

1.2           Industry procedures set forth in the ATA Resolution 5.65 (Interline Traffic Agreement - Passenger) for carriage solely within and between the United States and Canada and any existing agreements between Delta and Big Sky relating to the interlining of passengers and baggage shall apply to the provision of air transport and the related transactions contemplated by this Agreement, except to the extent inconsistent or in conflict with the terms of this Agreement.

2.             HOSTED PRORATE SERVICE

2.1           Subject to the receipt of all required approvals from all applicable Competent Authorities, commencing on the date of completion of the implementation development described in Section 3 hereof (but no later than April 8, 2007) (the “Effective Date”) Delta shall place its two letter flight designator code (“DL”) on select flights operated by Big Sky (“Hosted Prorated Flights”) to/from Boston Logan International Airport (“BOS”) as identified in Annex B and connecting (as determined by standard CRS criteria and minimum connect times determined by the parties) to or from a Delta operated service.  The parties shall mutually amend Annex B attached hereto and incorporated herein by this reference from time to time during the term of this Agreement to add and remove such flights as Hosted Prorate Flights covered by this Agreement; provided, however, that Delta may remove the “DL” code from any specific Hosted Prorate Flight upon sixty (60) days prior written notice to Big Sky.  Except as provided otherwise in this Agreement, the parties acknowledge that the rights of Delta to remove the “DL” code specified in the immediately preceding sentences relates only to the removal of the “DL” code from specific flights and is not intended to provide Delta with an opportunity to remove its code from all flights covered hereby.  The schedule planning of Hosted Prorate Flights shall be done in coordination with Delta.

2.2           Detailed procedures mutually agreed upon by the parties for implementing this Agreement will be set forth in a procedures manual to be prepared by the parties in conjunction with this Agreement (the “Procedures Manual”).  The Procedures Manual, including any amendments or supplements thereto agreed in writing between the parties from time to time, is incorporated by reference into and made a part of this Agreement; provided, however, that in the event of a conflict between a provision of this Agreement and any provision of the Procedures Manual, as amended and supplemented, the terms of this Agreement shall prevail.

2.3           In the event of any flight delay or cancellation of a Hosted Prorate Flight (other than due to weather related causes) that requires a Codeshared Passenger to be involuntarily rerouted or denied boarding and denied boarding compensation is paid to such passenger, Big Sky shall bear all associated costs arising out of such involuntarily rerouting or denied boarding. If the delay or cancellation is due to weather and Big Sky is unable to reroute passengers to their final destination, the passengers will be responsible for all ground costs and expenses incurred by them, including, without limitation ground transportation, accommodations, and meals.  Big Sky shall do all possible to assist with obtaining a hotel and possibly a special “distressed” rate for those passengers.

2.4           The Conditions of Carriage of Delta (as may be modified from time to time) shall govern the transportation of Codeshared Passengers on the Hosted Prorate FlightHosted Prorate Flights, except that Big Sky’s operating rules and procedures shall apply to all Hosted Prorate Flights and Big Sky shall have supervisory control over all passengers during any Hosted Prorate Flight it operates.

2.5           Big Sky shall provide all information which is reasonably requested by Delta for DL passengers with reservations on Big Sky operated routes, including, for each route, the total number of DL passengers booked on each flight

2.6           Big Sky has final authority and responsibility concerning the operation and safety of its aircraft and passengers and maintains control of the aircraft and operations at all times.  .

2.7           Prior to the implementation of the Hosted Prorate Flights and during the term of this Agreement, Delta shall have the right, at its own cost, to review and observe Big Sky’s operations of Hosted Prorate Flights and/or to conduct a reasonable safety, security and/or service audits of Big Sky’s operations, manuals and procedures reasonably related to the Hosted Prorate Flight (the “Delta Reviews”) at such intervals as Delta shall reasonably request.  The Delta Reviews shall be coordinated with Big Sky so as to avoid disruptions to Big Sky’s operations.  Notwithstanding the foregoing, Delta does not undertake any responsibility or assume any liability for any aspect of Big Sky’s operations nor shall Big Sky be entitled to assert any responsibility or assumption of liability on the part of Delta for Big Sky’s safety, security, or operation of the Hosted Prorate Flights.

2.8           Big Sky intends to perform the Hosted Prorate Flights using Beechcraft 1900D aircraft and related equipment under its own technical and operational control.  Subcontracting of such services by Big Sky to a third party is not permitted without the prior written consent of Delta, and Delta is not obligated to agree to place its code on subcontracted flights.  The responsibility and liability of Big Sky under the terms of this Agreement (including insurance and indemnity obligations) shall not be affected by any such subcontracting.

2.9           The Parties recognize that operational safety is of paramount importance to the provision of codesharing under this Agreement.  In the event that Delta has reasonable grounds to be concerned about safety issues relating to the operation of Hosted Prorate Flights, Delta shall have the right immediately to (a) suspend codesharing on Big Sky’s flights and (b) reaccommodate its passengers on Delta-operated flights or flights of other air carriers.  If Delta reaccommodates its passengers in accordance with this Section 2.9, Big Sky shall reimburse Delta for all costs and expenses incurred by Delta in connection with all such reaccomodations.

3.             IMPLEMENTATION EXPENSES

3.1           Delta agrees to provide Big Sky, at no additional cost, computerized reservations system services with respect to the Hosted Prorate Flights.

3.2           Subject to sections 2.3, 2.4,  3.1, 7.1, 7.2 and 7.3 (and all other sections of this Agreement where costs are specifically allocated to either of the Parties), each party shall bear its own costs and expenses of performance under this Agreement, including, without limitation, costs and expenses associated with the following unless otherwise agreed in writing by the parties:

(a)           any wholly internal proprietary systems to support the automation of procedures and settlement relating to the Hosted Prorate Flights (e.g., yield management, revenue accounting, etc.), including routine maintenance thereof; and

(b)           roadside, exterior, check-in, concourse, gate and baggage service signage placed at airports and city ticket offices in locations served by the Hosted Prorate Flights in order to facilitate travel on the Hosted Prorate Flights (i.e., Delta will pay for Delta signage).

3.3           Each party shall retain all right, title and interest in systems, software, signage, equipment and facilities funded by it.  Ownership of jointly funded items shall be determined by the parties in advance of each specific project.

4.             PRICING AND INVENTORY CONTROL AND PROCEDURES

4.1           All Codeshared Passengers will be ticketed using available inventory within Delta’s internal inventory control and reservation systems.  Big Sky will retain sole and ultimate control over the management of seat inventory availability on Hosted Prorate Flights which are operated by Big Sky; provided, however, Delta shall, until Big Sky requests otherwise, manage for Big Sky the seat inventory availability, overbooking levels, and fare value levels by class for the Hosted Prorate Flights, based on Delta’s commercially reasonable judgment and existing market conditions at the time.

4.2           All fares on inventory on the Hosted Prorate Flights shall be published as Delta fares.  Big Sky will retain sole and ultimate control over pricing levels for local markets traveling on Hosted Prorate Flights only;  provided, however, Delta shall, until Big Sky requests otherwise, manage for Big Sky the local market fares based on Delta’s commercially reasonable judgment and existing marketing conditions at the time.  Delta will retain sole and ultimate control over fares that travel over Hosted Prorate Flights and connect to another Delta marketed flight.

4.3           Delta shall normally be responsible for ticketing its own customers under this Agreement.   However, in the event that time does not allow for ticketing through an agency ticket delivery service, then, Big Sky will, at Hub and feeder airports specified in Annex B, provide ticketing on Delta ticket stock in conformance with the Procedures Manual.

5.             MARKETING AND PRODUCT DISPLAY

5.1           The Hosted Prorate Flights will be marketed and promoted by Delta or Big Sky only under the “DL” flight designator code.  Each party shall ensure that its respective advertising and promotions shall comply with all applicable governmental laws, rules and regulations.  Delta and Big Sky shall comply with 14 C.F.R. Parts 257, 258, and 399.88 and any other applicable rules regarding the disclosure and holding out of Hosted Prorate Flights provided for herein.

5.2           Each of Delta and Big Sky may identify the Hosted Prorate Flights, to the extent permitted by governmental rules and regulations, in Airline Guides, timetables, CRSs and Reservations Systems using Delta’s flight designator code.  Each party shall bear its own costs incurred for the publication of Hosted Prorate Flights or connections to and from such flights in Airline Guides, CRSs and Reservation Systems.

6.             TRAFFIC DOCUMENT ISSUANCE AND SETTLEMENT

6.1           Passenger traffic documents for use on the Hosted Prorate Flights will be issued by either party as “DL” only, or by third parties with whom Delta from time to time has interline traffic agreements.

6.2           All Hosted Prorate Flights will be hosted within Delta’s ticketing and operations systems and will only be displayed and sold in external and internal distribution channels under Delta’s “DL” flight designator code.

6.3           All tickets on Hosted Prorate Flights shall be uplifted by Big Sky or representative of Big Sky and all tickets and/or ticketing information shall be sent to Delta in accordance with the Procedure Manual.  Delta will be responsible for all revenue accounting for the Hosted Prorate Flights and will settle with Big Sky or the applicable third-party Ticketing Carrier, as applicable, using the normal interline settlement process of the ACH.

6.4           Delta Tickets issued by Delta or Big Sky for all itineraries shall be settled in accordance with the Big Sky / Delta Bilateral Prorate Agreement of even date herewith and the Settlement Terms and Conditions set forth in Annex D attached hereto and incorporated herein.  Delta Tickets issued by parties other than Delta or Big Sky shall, except for exceptional items provided for in Section 6.4 below, be settled in accordance with any proration or similar agreements then in force between Delta and the Ticketing Carrier.

6.5           To support interline billing to third parties and involuntary rerouting of Delta Tickets by Big Sky, Delta will allow Big Sky to endorse “DL” international tickets on OAL tickets only in cities where Delta does not have representation, and when the rerouting is caused by irregular operations (e.g. misconnects, delayed or canceled flights).  In all other instances, normal endorsement procedures shall apply.  Notwithstanding the foregoing, an endorsement shall not be required for international flights rerouted on other Delta or Delta codeshare flights.

7.             FACILITIES

7.1           The parties acknowledge the importance of maintaining functional and accurate signs identifying Big Sky and Delta, as appropriate, to facilitate passenger convenience and to avoid confusion at airports served by the Hosted Prorate Flights.  The parties shall mutually agree on the placement, positioning and size of such signs, subject to the approval of the relevant airport authority or other lessors.  Delta shall, at its sole cost and expense, arrange for all airport signage identifying Delta and the Hosted Prorate Flights.

7.2           Big Sky shall (to Delta’s reasonable satisfaction) provide or arrange for the following services, equipment and facilities at the Hub and Feeder Airports indicated on Annex B at its own cost unless otherwise stated herein:

(1)           Security screening in accordance with FAA rules applicable to passengers connecting to Delta flights in a sterile concourse without further security screening at the Hub.

(2)           Security screening at the Hub, when necessary, for onward movement on Big Sky.

(3)           All ground services, equipment, personnel, and facilities, except for those specific items Delta agrees in writing to provide.

(4)           All required government approvals, route authorities, licenses, and the like that may be required by any local, state, or federal government entities or by foreign governments for service to / from the feeder airports.

7.3           Notwithstanding the provisions of Section 7.2 above, Delta agrees to:

(1)           Provide Big Sky ground handling services for Hosted Prorate Flights at BOS and any Delta-managed outstation at preferred rates so as to cover Delta direct expenses only.

(2)           Allow Big Sky to utilize Delta rates (when permissible) for expense items such as fuel purchasing.

(3)           Share the implementation costs equally with Big Sky on any station costs associated with starting a new Delta station upon the mutual agreement to add the new Delta station.

(4)           Not require Big Sky to paint the aircraft operating the Hosted Prorate Flights in Delta-branded livery, provided the chosen livery is a neutral livery reasonably satisfactory to Delta.  If Big Sky chooses to paint such aircraft in Delta-branded livery, Big Sky shall be solely responsible for all expenses associated therewith.

8.             TRAINING

8.1           Except as otherwise agreed, each party shall provide or arrange, at its own cost and expense, all initial and recurring training of its personnel (and its travel agents) to facilitate the Hosted Prorate Flights and operations at airports served by the Hosted Prorate Flights, including reservations and ticket offices and other points of contact between the parties and the public.  This training shall include passenger service, reservations and sales activities and in-flight service involving the Hosted Prorate Flights, all as more fully described in the Procedures Manual.

8.2           The parties shall share any training materials developed to support the Hosted Prorate Flights; provided that the copyright and all other proprietary rights to any materials exchanged shall remain with the party who originally developed such materials.

9.             SECURITY

The parties shall cooperate in matters of security procedures, requirements and obligations at all airports served by the Hosted Prorate Flights in accordance with the Procedures Manual.  Big Sky reserves the right to apply at its sole expense the provisions of its own security programs to the carriage of all passengers, baggage and cargo on board the Hosted Prorate Flights.  Such provisions may include any then applicable procedures used for the physical screening of passengers, baggage or cargo, interviewing of passengers and/or selective loading of baggage or cargo.

10.           AIRCRAFT MAINTENANCE

Big Sky shall have sole responsibility for the maintenance of its leased and owned aircraft and other equipment used in connection with the Hosted Prorate Flights.  Maintenance of such aircraft and equipment must, at a minimum, comply with the standards imposed by the relevant aeronautical authorities.

11.           {Reserved.}

12.           FREQUENT FLYERS

12.1         Delta may award frequent flyer credits to Codeshared Passengers who are members of Delta’s frequent flyer program (“SkyMiles”).  SkyMiles members will have the right to redeem miles for program awards, including awards for travel on Hosted Prorate Flights, in a manner consistent with the SkyMiles program.  Big Sky agrees to honor all Delta frequent flyer (SkyMiles) award tickets booked for travel on a Codeshare Flight.  Delta shall not be required to pay Big Sky any compensation in connection with such travel on SkyMiles award tickets.

12.2         Delta and Big Sky agree that all SkyMiles award tickets will be allowed on Hosted Prorate Flights Hosted Prorate Flights.  Delta and Big Sky agree to review this policy from time to time.

12.3         Delta agrees to provide flown award seat travel information as part of regular flown traffic and revenue reports agreed upon to be provided to Big Sky for revenue accounting and revenue management purposes.

13.           TRADEMARKS AND CORPORATE IDENTIFICATION

 13.1        Each of Delta and Big Sky acknowledges for all purposes that any and all logos, trademarks, service marks and tradenames of the other, whether registered or not, are and shall at all times remain the exclusive property of the other and may not be used without the prior written consent of such party, except as set forth herein.  Each of Delta and Big Sky further acknowledges that any goodwill or other rights which arise as a result of the use by it of the other party’s marks as permitted under this Agreement shall accrue solely to the benefit of the party or Affiliate of the party owning such marks, whether registered or not.  Should any right, title or interest in the logos, trademarks, service marks or tradenames of a party become vested in the other party, the latter party shall hold such right, title and interest in trust for the benefit of the former party and shall, at the request of the former party, promptly and unconditionally assign such right, title and interest to the former party without royalties or compensation of any kind.

13.2         Each of Delta and Big Sky hereby grants to the other, a non-exclusive, non-transferable, royalty-free license for the term of this Agreement to use their respective service marks (“Delta” and “Delta Connection” for Delta and “Big Sky” for Big Sky, each a “Licensed Trademark”), subject to the terms and conditions set forth in this Section 13. This license is limited to the use of the Licensed Trademarks in connection with the advertising and promotion of the Hosted Prorate Flights contemplated by this Agreement.

13.3         Each party agrees to use the Licensed Trademarks only in a manner approved in advance and in writing by the party owning or possessing the right to license such Licensed Trademarks.  Each Licensed Trademark shall be marked with an ® or SM or other symbol, as appropriate, and reference a legend indicating that “Delta is a licensed service mark of Delta Air Lines, Inc.”, or “Big Sky is a service mark of Big Sky Transportation Co.”, as the case may be, or similar words to that effect.

13.4         Each party agrees that all advertising and promotional materials bearing the Licensed Trademarks in relation to air transport services contemplated by this Agreement shall meet the quality and presentation standards as set forth by the party owning the relevant Licensed Trademark.

13.5         Each party agrees that all advertising, promotional and other materials bearing the other party’s name or Licensed Trademark, shall be submitted for such other party’s prior review and approval before printing, publishing, or distributing any such material.  Each party’s Licensed Trademark must appear exactly as set forth in specifications provided by such party.  Once a party has approved a specific type of advertisement (e.g., the use of Delta’s name or Licensed Trademark in Big Sky’s airline timetable) the other party may continue to use such party’s name or Licensed Trademark in the same format during the term of this Agreement.  At either party’s direction, the other party shall cause the withholding, discontinuance, recall or cancellation, as appropriate, of any advertising or promotional material not approved by such party that differs significantly from that approved by such party or that is put to a use or used in a media not approved by such party.  Each party reserves the right to refuse to participate in any advertising or promotional materials proposed by the other party.

13.6         Each party has sole discretion to determine the acceptability of both the quality and presentation of advertising and promotional materials using its Licensed Trademark.

13.7         Each party is responsible for providing to its own authorized agents and airport locations the agreed promotional materials bearing the Licensed Trademarks.

14.           REPRESENTATIONS AND WARRANTIES

14.1         Each of Delta and Big Sky hereby represents and warrants to the other as follows:

(a)           It is a duly incorporated and validly existing corporation, in good standing under the laws of its jurisdiction of incorporation; is an air carrier duly authorized to act as such by the government of its country of incorporation; and has the requisite corporate power and authority to enter into and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate action.  This Agreement has been duly executed and delivered by it, and, assuming due authorization, execution and delivery by the other party hereto, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b)           The execution, delivery or performance by it of this Agreement, shall not: (i) contravene, conflict with or cause a default under (A) any applicable law, rule or regulation binding on it, or (B) any provision of its Charter, Certificate of Incorporation, Bylaws or other documents of corporate governance; or (ii) contravene, or cause a breach or violation of, any agreement or instrument to which it is a party or by which it is bound, except where such conflict, contravention or breach would not have a material adverse effect on it and its Affiliates taken as a whole or on its ability to perform this Agreement.

(c)           The execution, delivery and performance by it of this Agreement do not require the consent or approval of, or the giving of notice to, the registration with, the recording or filing of any documents with, or the taking of any other action in respect of, any Competent Authority, any trustee or holder of any of its indebtedness or obligations, any stockholder or any other person or entity, and except where failure to obtain or take such action would not have a material adverse effect on it or a material adverse effect on the transactions contemplated in this Agreement.

14.2         Each of the foregoing representations and warranties shall survive the execution and delivery of this Agreement.

15.           TERM

15.1         This Agreement will become effective as of the Agreement Date and will continue in effect until the fifth anniversary of the Agreement Date (“Initial Term”) unless terminated earlier as elsewhere provided in this Agreement.  Thereafter; the term of this Agreement shall automatically renew for successive terms of one (1) year (“Renewal Term(s)”).

15.2         This Agreement may also be terminated as follows:

(a)           at any time by mutual written consent of the parties hereto;

(b)           by either party if all required approvals by the relevant Competent Authorities are not received within 90 days of the date of the Agreement Date;

(c)           by the non-breaching party upon the breach of a material term, agreement, covenant, representation or warranty of this Agreement (other than a breach of Section 6.3 or 6.4 of this Agreement or the failure to otherwise pay any sums due pursuant to this Agreement), including a failure to comply with any material obligations and procedures set forth in the Procedures Manual, provided that the non-breaching party provides the breaching party at least thirty (30) days’ prior written notice describing the alleged breach with as much particularity as reasonably practicable.  Termination under this Section 15.2(c) shall not be effective if the breaching party, (i) corrects such breach within twenty five (25) days following receipt of such notice; or (ii) if such breach cannot be corrected within such twenty five (25) day period, take actions reasonably contemplated to correct such breach and which do correct such breach no later than sixty (60) days following receipt of such notice;

(d)           by the non-breaching party upon the breach of Section 6.3 or 6.4 of this Agreement or the failure to otherwise pay any sums due to the non-breaching party pursuant to this Agreement by the other party, after the non-breaching party provides the breaching party at least fifteen (15) days’ prior written notice describing, with as much particularity as practical, the alleged breach and the breaching party does not, within seven (7) days following receipt of such notice, correct such breach, or is in good faith disputing the amounts billed hereunder;

(e)           at any time with immediate effect by either party upon written notice if after the Agreement Date the other party (i) makes an assignment for the benefit of creditors; (ii) suspends the payment of or admits in writing its inability to pay, or generally fails to pay, its debts as they become due; (iii) has suspended (as declared by a clearing house) its transactions with banks and/or other financial institutions or proposes or commences a moratorium upon or extension or composition of its debts; (iv) has issued against it any writ, execution, process or abstract of judgment the results of which would  have a material adverse effect on it and which is not dismissed, satisfied or stayed within sixty (60) days; (v) files a petition for bankruptcy, composition, corporate reorganization, corporate liquidation, or special liquidation proceedings; or (vi) ceases all or a substantial part of its operations (other than due to Force Majeure, as defined in Section 19);

(f)            by either party, upon 180 days written notice to the other party;

(g)           by Delta if any Delta Review described in Section 2.7 is unsatisfactory;

(h)           by Delta, if either Big Sky or its parent company, MAIR Holdings, Inc. (“MAIR”) agrees to merge into or with any entity, agrees to be acquired by any entity, agrees to sell substantially all of its assets or enters into a letter of intent, or similar document, to merge into or with any entity, to be acquired by any entity, or to sell substantially all of its assets (each such event, a “Merger”);

(i)            by Delta, upon the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than forty nine percent (49%) of either (a) the then outstanding shares of common stock of Big Sky or MAIR, or (b) the combined voting power of the then outstanding voting securities of Big Sky or MAIR entitled to vote generally in the election of such entity’s directors or managers, as applicable (each such event, a “Change of Control”);

(j)            by Delta if Big Sky’s level of safety with respect to its operation of its aircraft or the Hosted Prorate Flights is not reasonably satisfactory to Delta;

(k)           by Delta if Big Sky’s FAA or DOT Certification is for any reason suspended or revoked or otherwise not in full force and effect so as to permit Big Sky to operate  the Hosted Prorate Flights required under this Agreement;

(l)            by Delta if Big Sky shall commence operating an aircraft type which causes Delta to be in violation of its collective bargaining agreement with its pilots; and

(m)          by Delta if Big Sky fails to maintain a controllable completion rate of ninety-five percent (95%) with respect to the Hosted Prorate Flights during any three (3) months during any consecutive six (6) month period.  For purposes of this Agreement, any cancellation of any Hosted Prorate Flights due to either an extended force majeure event or an FAA-ordered cancellation resulting from category 1 restrictions shall be excluded from the determination of Big Sky’s completion rate of the Hosted Prorate Flights.

15.3         In the event this Agreement is terminated by Delta pursuant to Section 15.2, Big Sky shall cooperate with Delta in accommodating passengers with reservations or tickets for travel on Big Sky flights under Delta’s “DL” designator code as follows:

(a)           If, prior to the date of the termination of this Agreement (the “Termination Date”), Delta publishes a flight schedule in CRSs with competing nonstop or connecting service in one or more city pair routes operated by Big Sky pursuant to this Agreement (a “DL Operated Route”), then Big Sky shall cooperate with Delta in transferring all passenger reservations from Hosted Prorate Flights to Delta on such DL Operated Routes (and the corresponding tickets of such passengers).  Big Sky shall provide all such records in accordance with specifications and procedures established by Delta, subject to Big Sky’s approval which approval shall not be unreasonably withheld.  Delta and Big Sky shall cooperate to ensure that such transfer occurs with a minimum of disruption and inconvenience to the “DL” passengers.  Delta will notify such passengers of the rerouting on Delta, and Big Sky shall not contact such DL passengers.  For all such DL reservations transferred to Delta, Delta shall not be responsible for any payment to Big Sky for seats reserved for such passengers on the Big Sky operated flights.

(b)           If, on the Termination Date, Delta does not publish a schedule in CRSs with competing nonstop or connecting service in one or more city pair routes operated by Big Sky pursuant to this Agreement (an “Big Sky Operated Route”), then, at Delta’s request, Big Sky shall cooperate with Delta in accommodating such “DL” passengers identified by Delta on Big Sky operated flights (including both “DL” passengers with reservations and tickets for travel on Big Sky Operated Routes) on or after the Termination Date until such time that the DL ticketed passengers have used their tickets (or have obtained a refund for the purchase price of such tickets).  Delta shall be responsible for payment to Big Sky for seats reserved for such passengers on Big Sky Operated Flights following the Termination Date.

16.           INDEMNIFICATION

16.1         Big Sky shall indemnify, defend, and hold harmless Delta and its Affiliates and their respective directors, officers, employees and agents (individually, a “Delta Indemnified Party”) from and against any and all Damages arising out of, caused by, or occurring in connection with (or alleged to arise out of, be caused by, or be occurring in connection with):

(a)           the death of or injury to persons, or delay or loss of or damage to property (including aircraft, baggage or cargo) occurring while such persons or property are under the control or in the custody of, or being transported by, Big Sky (including, for the avoidance of doubt, Damages arising out of the death of or injury to Codeshared Passengers traveling on Delta Tickets that implement limits or conditions of liability or jurisdictional rules with respect to passenger claims that differ from those of Big Sky), except to the extent caused by the negligence of a Delta Indemnified Party;

(b)           negligent acts or omissions of a Big Sky Indemnified Party, which are in any way related to services contemplated by this Agreement;

(c)           Big Sky’s breach of any of its representations or warranties set forth in Section 14 of this Agreement; or

(d)           infringement of a third party’s intellectual property or similar rights by Big Sky’s advertisements, logos, trademarks, service marks or tradenames.

16.2         Subject to the indemnities provided in Section 16.1, Delta shall indemnify, defend, and hold harmless Big Sky and its Affiliates and their respective directors, officers, employees, and agents (individually, an “Big Sky Indemnified Party”) from and against any and all Damages (except as provided in Section 16.2(c)) arising out of, caused by, or occurring in connection with (or alleged to arise out of, be caused by, or occurring in connection with):

(a)           the death of or injury to persons, or delay or loss of or damage to property (including aircraft, baggage or cargo) occurring while such persons or property are under the control or in the custody of, or being transported by, Big Sky, to the extent caused by the negligence of a Delta Indemnified Party;

(b)           negligent acts or omissions of a Delta Indemnified Party that are in any way related to services contemplated under this Agreement;

(c)           passenger claims based on Delta’s failure to properly issue and complete transportation documentation in accordance with the provisions of the standard IATA or other applicable ticketing procedures, including, without limitation, the failure to put a proper notice of the limits of liability under the Warsaw Convention, as amended, on such documentation (it being understood that in ticketing Codeshared Passengers, Delta is entitled to apply the limits of liability provided for in its own Conditions of Carriage); provided, however, that Delta shall only be liable under this Section 16.2(c) for that portion of Damages that are in excess of the Damages against which Big Sky would have been required to indemnify Delta under Section 16.1(a) if Delta had properly complied with all IATA ticketing procedures;

(d)           Delta’s breach of its representations or warranties set forth in Section 14 of this Agreement; or

(e)           infringement of a third party’s intellectual property or similar rights by Delta’s advertisements logos, trademarks, service marks or tradenames.

16.3         A party (the “Indemnified Party”) that believes it is entitled to indemnification from the other party (the “Indemnifying Party”) pursuant to the terms of this Agreement with respect to a third party claim shall provide the Indemnifying Party with written notice (an “Indemnification Notice”) of such claim (provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that such failure is materially prejudicial to the Indemnifying Party), and the Indemnifying Party shall be entitled, at its own cost and expense and by its own legal advisors, to control the defense of or to settle any such third-party claim.  The Indemnifying Party shall have the right to elect to settle any such claim for monetary damages only, subject to the consent of the Indemnified Party; provided, however, if the Indemnified Party fails to give such consent to a settlement that has been agreed upon by the Indemnifying Party and the claimant in question within twenty (20) days of being requested to do so, the Indemnified Party shall assume the defense of such claim or demand and regardless of the outcome of such matter, the Indemnifying Party’s liability hereunder shall be limited to the amount of any such proposed settlement.  If the Indemnifying Party fails to take any action against the third-party claim that is the subject of an Indemnification Notice within thirty (30) days of receiving such Indemnification Notice, or otherwise contests its obligation to indemnify the Indemnified Party in connection therewith, the Indemnified Party may, upon providing prior written notice to, but without the further consent of, the Indemnifying Party settle or defend against such third-party claim for the account, and at the expense, of the Indemnifying Party.  Except as set forth in this Section 16.3, the Indemnified Party shall not enter into any settlement or other compromise or consent to a judgment with respect to a third party claim to which the Indemnifying Party has an indemnity obligation without the prior written consent of the Indemnifying Party.

16.4         Each Indemnified Party shall have the right, but not the duty, to participate in the defense of any claim with attorneys of its own choosing and at its own cost, without relieving the Indemnifying Party of any obligations hereunder.  In addition, even if the Indemnifying Party assumes the defense of a claim, the Indemnified Party shall have the right to assume control of the defense of any claim from the Indemnifying Party at any time, and to elect to settle or defend against such claim; provided, however, the Indemnifying Party shall have no indemnification obligations with respect to such claim except for the costs and expenses of the Indemnified Party (other than attorneys’ fees incurred in participating in the defense of such claim) incurred prior to the assumption of the defense of the claim by the Indemnified Party.

16.5         Each party further agrees to indemnify, defend and hold harmless the other from and against any and all Taxes (as defined in Section 18) and related assessments, as the case may be, levied upon or advanced by the Indemnified Party, but that ultimately the Indemnifying Party would be responsible for paying, which resulted from any transaction or activity contemplated by this Agreement.

16.6         The rights and obligations of the parties under this Section 16 shall survive the termination or expiration of this Agreement.

17.           INSURANCE

17.1         Big Sky shall procure and maintain for the benefit of Delta during the term of this Agreement with insurance carriers of known financial responsibility, insurance of the type and in the amounts listed below:

(a)           Airline Legal Liability in respect of all operations, including but not limited to aircraft (owned and non-owned) liability (including risks, hijacking and allied perils), passenger and crew baggage and personal effects, funeral and repatriation expenses (including crew), all expenses arising out of the Family Assistance Act (United States) and/or similar regulations applying elsewhere in the world, cargo, mail, hangarkeepers, comprehensive general liability, or its equivalent including premises, products, completed operations, liquor law liability, and contractual liability.  This insurance must be primary without right of contribution from any insurance carried by Delta to the extent of the indemnity specified in Section 16.1, and shall (i) name Delta and the Delta Indemnified Parties as additional insureds to the extent of the protections afforded Delta under the indemnity specified in Section 16.1, (ii) contain a severability of interest clause and a breach of warranty clause in favor of Delta, (iii) specifically insure Big Sky’s indemnification obligations under this Agreement to the full extent of the coverage provided by Big Sky’s policy or policies, and (iv) contain a provision stating that Big Sky’s policy or policies are automatically amended to comply with the laws and regulations of any local, federal, or other governmental authority having jurisdiction over aircraft operated by Big Sky.

(b)           Big Sky shall maintain a limit of liability of not less than USD $500,000,000 per any one occurrence for each aircraft, including bodily injury, personal injury, property damage, passenger (including Codeshared Passengers and other revenue and non-revenue passengers) legal liability combined, over all coverages and in the aggregate as applicable, but personal injury limited to USD $25,000,000 except with respect to passengers (including Codeshared Passengers and other revenue and non-revenue passengers).

(c)           Hull all risk insurance, including war risk, and such policy shall include a waiver of subrogation in favor of Delta to the extent of the indemnity specified in Section 16.1.

(d)           Worker’s compensation and employer’s liability insurance, or such other similar or equivalent insurance carried outside of the United States, in accordance with statutory limits.

17.2         Big Sky shall provide Delta with certificates of insurance evidencing such coverage no less than thirty (30) days prior to the commencement of the first Hosted Prorate Flight, and thereafter within ten (10) Business Days of the date of any renewal of such coverage.  The certificates must indicate that the above coverage shall not be canceled or materially altered without thirty (30) days’ advance written notice to Delta and that Delta shall be notified of any expiration or renewal of such coverage.  The notice period in respect of war and allied perils coverage shall be seven (7) days or such lesser period as is or may be available in accordance with policy conditions.

18.           TAXES

18.1         Each party shall be responsible for any net or gross income or franchise taxes (or taxes of a similar nature) on the revenues or income or any measure thereof which is attributable to it in connection with the sale of air transportation pursuant to this Agreement.  Each party shall be responsible for and pay such taxes on the portion of such revenues or income attributable to it.

18.2         The party that is the Ticketing Carrier shall collect, except as otherwise prohibited by law, all Ticket Taxes relating to tickets sold or travel documents issued by it with respect to air transportation pursuant to this Agreement.  The parties hereby agree as follows:

(a)           The Ticketing Carrier shall collect, report and remit to the taxing authorities any non-interlineable Ticket Taxes levied in connection with sales of the Hosted Prorate Flights.

(b)           The Ticketing Carrier shall collect, report and credit to the account of Big Sky with ACH and interlineable Ticket Taxes levied in connection with the sales of the

Hosted Prorate Flights.  Big Sky shall remit to the applicable tax authorities all such interlineable Ticket Taxes.

18.3         If the Ticketing Carrier is a third party, the parties shall use commercially reasonable efforts to cause such third party to implement the foregoing provisions.

19            FORCE MAJEURE

Except with respect to the performance of payment obligations under this Agreement, neither party shall be liable for delays in or failure to perform under this Agreement to the extent that such delay or failure (an “Excusable Delay”) (a) is caused by any act of God, war, natural disaster, strike, lockout, labor dispute, work stoppage, fire, serious accident, epidemic or quarantine restriction, act of government or any other cause, whether similar or dissimilar, beyond the control of that party; and (b) is not the result of that party’s lack of reasonable diligence.  If an Excusable Delay continues for twenty (20) consecutive days or any thirty (30) days out of any forty-five (45) day period, the non-delayed party shall have the right, at its option, to terminate this Agreement by giving the delayed party at least thirty (30) days’ prior written notice.

20.           GOVERNING LAW

20.1         This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Georgia (without regard to its conflict of laws principles thereof) including all matters of construction, validity and performance.

20.2         Each of the parties irrevocably submits to the non-exclusive jurisdiction of the United States District Court for the Northern District of Georgia, and of any Georgia State Court in Atlanta, Georgia for purposes of any legal proceedings arising out of or relating to this Agreement or any transactions contemplated hereby or thereby.  Each party, to the fullest extent it may do so under applicable law, irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that such suit, action or proceeding has been brought in an inconvenient forum.

21.           COVENANT TO COMPLY WITH ALL LAWS

21.1         In performing its obligations under this Agreement, each party shall, at its own cost and expense, materially comply with, and have all licenses under, all applicable federal, state, provincial and local laws of the United States, including rules and regulations promulgated by the U.S. National Transportation Safety Board, U.S. Department of Transportation, U.S. Federal Aviation Administration, and the U.S. Department of Defense.

21.2         If either party has notice that a provision of this Agreement is contrary to any applicable laws or governmental regulations, that party shall immediately notify the other party in writing, such notice to include a description of the perceived violation of regulation and supporting written materials that facilitate the other party’s investigation of such perceived violation.

22.           PUBLICITY

Except as required by applicable law, neither party may issue any written public release concerning this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed).

23.           CONFIDENTIALITY

23.1         Except as otherwise provided below, each party shall ensure that its directors, officers, employees, Affiliates and professional advisors (collectively, the “Representatives”), at all times, maintain strict confidence and secrecy in respect of all Confidential Information of the other party (including its Affiliates) received directly or indirectly as a result of this Agreement.  If a party (the “Disclosing Party”) is requested to disclose any Confidential Information of other party (the “Affected Party”) under the terms of a subpoena or order issued by a court or governmental body, it shall (a) notify the Affected Party immediately of the existence, terms and circumstances surrounding such request, (b) consult with the Affected Party on the advisability of taking legally available steps to resist or narrow such request and (c) if any disclosure of Confidential Information is required to prevent the Disclosing Party from being held in contempt or subject to other legal penalty, furnish only such portion of the Confidential Information as it is legally compelled to disclose and use commercially reasonable efforts (at the cost of the party whose Confidential Information is being protected) to obtain an order or other reliable assurance that confidential treatment shall be accorded to the disclosed Confidential Information.  Each party agrees to transmit Confidential Information only to such of its Representatives as required for the purpose of implementing and administering this Agreement, and shall inform such Representatives of the confidential nature of the Confidential Information and instruct such Representatives to treat such Confidential Information in a manner consistent with this Section 23.1.

23.2         Within ninety (90) days after the termination of this Agreement, each of Delta and Big Sky shall, either deliver to the other party or destroy all copies of the other party’s Confidential Information in its possession or the possession of any of its Representatives (including, without limitation, any reports, memoranda or other materials prepared by such party or at its direction) and purge all copies encoded or stored on magnetic or other electronic media or processors, unless and only to the extent that the Confidential Information is necessary for the continued administration and operation of such party’s programs or is reasonably necessary in connection with the resolution of any dispute between the parties.

23.3         Each party acknowledges and agrees that in the event of any breach of this Section 23; the Affected Party shall be irreparably and immediately harmed and could not be made whole by monetary damages.  Accordingly, it is agreed that, in addition to any other remedy at law or in equity, the Affected Party shall be entitled to an injunction or injunctions (without the posting of any bond and without proof of actual damages) to prevent breaches or threatened breaches of this Section 23 and/or to compel specific performance of this Section 23.

23.4         The confidential obligations of the parties under this Section 23 shall survive the termination or expiration of this Agreement.

24.           ASSIGNMENT

None of the parties may assign or otherwise convey or transfer any of its rights under this Agreement, or delegate or subcontract any of its duties hereunder, without the prior written consent of the other party; provided however, that either party may use Affiliates to fulfill backroom administrative and technical functions under this Agreement.

25.           SEVERABILITY

If any provision of this Agreement is or becomes illegal, invalid or unenforceable under the law of any jurisdiction, such provision shall be severed from this Agreement from the jurisdiction in question and shall not affect the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or the enforceability of such provision under the law of any other jurisdiction; unless, in the reasonable opinion of either party, any such severance affects the commercial basis of this Agreement, in which case the party shall so inform the other party and the parties shall negotiate to agree upon modification of this Agreement so as to maintain the balance of the commercial interests of the parties.  If, however, such negotiations are not successfully concluded within ninety (90) days from the date a party has informed the other that the commercial basis has been affected, either party may terminate this Agreement by giving at least thirty (30) days’ prior written notice to the other party.

26.           EXCLUSIVITY

Unless otherwise agreed in advance by Delta, no Hosted Prorate Flight shall carry the flight designator code of any air carrier other than Delta, including the flight designator code of Big Sky.

27.           RELATIONSHIP OF PARTIES

The relationship between Big Sky and Delta shall be that of independent contractors.  Each of Big Sky and Delta shall not have and shall not represent to any other person that it has, any power, right or authority to bind the other, or to assume, or create, any obligation or responsibility, express or implied, on behalf of the other, except as expressly required by this Agreement or as otherwise permitted in writing.  Nothing in this Agreement shall be construed to create between Big Sky and Delta and/or their respective Representatives any partnership, joint venture, employment relationship, franchise or agency.

28.           FURTHER ASSURANCES

Each party shall perform such further acts and execute and deliver such further instruments and documents at such party’s costs and expense as may be required by applicable laws, rules or regulations or as may be reasonably requested by the other to carry out and effectuate the purposes of this Agreement.

29.           MISCELLANEOUS

29.1         This Agreement contains the entire agreement between the parties relating to its subject matter, and supersedes any prior understandings or agreements between the parties regarding the same subject matter.  This Agreement may not be amended or modified except in writing signed by a duly authorized representative of each party.

29.2         Unless otherwise expressly required in this Agreement, all notices, reports, invoices and other communications required or permitted to be given to or made upon a party to this Agreement shall be given in accordance with the procedures set forth in the Procedures Manual.

29.3         All rights, remedies and obligations of the parties hereto shall accrue and apply solely to the parties hereto and their permitted successors and assigns; there is no intent to benefit any third parties, including the creditors of either party.

29.4         This Agreement may be executed and delivered by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all of which taken together shall constitute one and the same instrument.

29.5         No failure to exercise and no delay in exercising, on the part of any party, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof of the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.  The failure of any party to insist upon a strict performance of any of the terms or provisions of this Agreement, or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect.  No waiver by any party of any term or provision of this Agreement shall be deemed to have been made unless expressed in writing and signed by such party.

29.6         This Agreement is the product of negotiations between Delta and Big Sky, and shall be construed as if jointly prepared and drafted by them, and no provision hereof shall be construed for or against any party by reason of ambiguity in language, rules of construction against the drafting party, or similar doctrine.

29.7         Neither party shall be liable for any exemplary, punitive, special or consequential damages, including lost revenues, lost profits or lost prospective economic advantage, arising from any performance or failure to perform under this Agreement, even if such party knows or should have known of the possibility thereof, and each party hereby releases and waives any claims against the other party regarding such damages. FOR THE AVOIDANCE OF DOUBT THE PARTIES AGREE THE FOREGOING SHALL NOT LIMIT A PARTY’S OBLIGATION TO

INDEMNIFY THE OTHER IN ACCORDANCE WITH SECTION 16 FOR DAMAGES ARISING OUT OF OR RELATING TO A CLAIM, SUIT OR CAUSE OF ACTION BY A THIRD PARTY.

29.8         Unless otherwise expressly set forth in this Agreement, all notices, reports, invoices and other communications required hereunder to be given to or made upon any party shall be in writing, shall be addressed as provided below and shall be considered as properly given and received:  (i) when delivered, if delivered in person (and a signed acknowledgment of receipt is obtained); (ii) one (1) Business Day after dispatch, if dispatched by a recognized express delivery service which provides signed acknowledgments of receipt within one (1) Business Day after dispatch; (iii) three (3) Business Days after deposit in the U. S. mail, if sent by certified or registered first class mail, postage prepaid, return receipt requested; or (iv) if transmitted by facsimile, upon completion of transmission and upon confirmation by the sender (by a telephone call to a representative of the recipient or by machine confirmation) that the transmission was received.  For the purposes of notice, the addresses of the parties shall be as set forth below; provided, however, that either party shall have the right to change its address for notice to any other location by giving at least three (3) Business Days prior written notice to the other party in the manner set forth above.

- Addresses On Next Page -

If to Delta Air Lines, Inc.:	Delta Air Lines, Inc.
1030 Delta Boulevard, Dpt. 941
Atlanta, Georgia 30320
	Attention:	EVP – Network Planning
	Phone:	404-715-1601
	Facsimile:	404-773-2087

With a copy to:	Delta Air Lines, Inc.
1030 Delta Boulevard, Dpt. 986
Atlanta, Georgia 30320
	Attention:	EVP and General Counsel
	Phone:	404-715-6558
	Facsimile:	404-715-2233

If to Big Sky:	Big Sky Airlines
1601 Aviation Place
Billings, Montana 59106
	Attention:	President
	Phone:	406-247-3931
	Facsimile:	406-247-3972

With a copy to:
MAIR, Holdings, Inc.
150 South Fifth Street
Suite 1360
Minneapolis, Minnesota 55402
	Attention:	General Counsel
	Phone:	612-333-0021
	Facsimile:	612-333-0590

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the date first indicated above.

BIG SKY TRANSPORTATION CO.		DELTA AIR LINES, INC.

By:	/s/ Fred deLeeuw	By:	/s/ David Bishko

Name:	Fred deLeeuw	Name:	David Bishko

Title:	President	Title:	Director - Alliances

Attachments:

Annex A  -  Definitions

Annex B  -  City Pairs

ANNEX A

DEFINITIONS

“ACH” means Airlines Clearing House, Inc., a clearing house which administers and implements revenue settlement between carriers by reference to ACH’s Manual of Procedure.

“Affiliate” means, with respect to any person or entity, any other person or entity directly or indirectly controlling, controlled by, or under common control with, such person or entity.  For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the power, directly or indirectly, to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

“Airline Guides” means the printed and electronic data versions of the “Official Airline Guide” and the “ABC World Airlines Guide,” and their respective successors.

“ATA” means the Air Transport Association.

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in New York, New York are required by law, regulation or executive order to be closed.

“Hosted Prorate Flight” means a Big Sky segment sold only as “DL*”.

“Codeshared Passenger” means a passenger traveling on a Delta Ticket.

“Competent Authority” means any national, federal, state, county, local or municipal government body, bureau, commission, board, board of arbitration, instrumentality, authority, agency, court, department, inspectorate, minister, ministry, official or public or statutory person (whether autonomous or not) having jurisdiction over this Agreement or either of the Parties.

“Conditions of Carriage” means those tariffs and rules of carriage of a party that govern the transport of passengers traveling on tickets showing such party’s two letter flight designator code in the carrier code box of the flight coupon.

“Confidential Information” means (a) all confidential or proprietary information of a party, including, without limitation, trade secrets, information concerning past, present and future research, development, business activities and affairs, finances, properties, methods of operation, processes and systems, customer lists, customer information (such as passenger name record or “PNR” data) and computer procedures and access codes; and (b) the terms and conditions of this Agreement and any reports, invoices or other communications between the parties given in connection with the negotiation or performance of this Agreement; and (c) excludes (i) information already in a party’s possession prior

ANNEX B-1

to its disclosure by other party; (ii) information obtained from a third person or entity that is not prohibited from transmitting such information to the receiving party as a result of a contractual, legal or fiduciary obligation to the party whose information is being disclosed; (iii) information that is or becomes generally available to the public, other than as a result of disclosure by a party in violation of this Agreement; or (iv) information that has been or is independently acquired or developed by a party, or its Affiliate, without violating any of its obligations under this Agreement.

“CRS” means a computerized reservations system owned or operated by any entity, including either party to this Agreement, that contains information about commercial airline schedules, fares, cargo rates, passenger and cargo tariff rules and flight availability that is made available to travel agents, cargo agents and other non-airline entities to facilitate their ability to make reservations and issue tickets and air waybills.

“Damages” means all claims, suits, causes of action, penalties, liabilities, judgments, fines, losses and expenses of any nature or kind whatsoever (including, for the avoidance of doubt, internal expenses of the indemnified party, such as employee salaries and the costs of cooperating in the investigation, preparation or defense of claims) under the laws of any jurisdiction (whether arising in tort, contract, under the Warsaw Convention and related instrument, or otherwise), including reasonable costs and expenses of investigating, preparing or defending any claim, suit, action or proceeding (including post judgment and appellate proceedings or proceedings that are incidental to the successful establishment of a right of indemnification), such as reasonable attorneys’ fees and fees for expert witnesses, consultants and litigation support services.

“Delta Ticket” means a ticket issued by Delta, Big Sky or a third party for travel on a Hosted Prorate Flight showing the DL flight designator code in the carrier code box of the flight coupon.

“IATA” means the International Air Transport Association.

“Lifted Revenue” means the revenue prorate associated with a lifted coupon from a Revenue Passenger ticket.

“Procedures Manual” means a detailed procedures manual prepared by the parties for implementing the transactions contemplated by this Agreement.

“Pseudo Passenger” means the difference between the official SOFRS Revenue Passenger counts and the number of Lifted Revenue passenger coupons, at a flight level.

“Pseudo Revenue” means the revenue determined in accordance with Delta’s pseudo valuation derivation.

“Reservations System” means the internal computerized airline passenger or cargo reservations system used by the personnel of an airline that contains information

ANNEX B-2

about flight schedules, fares, cargo rates, passenger and cargo tariff rules and seat availability of that airline and other carriers, and provides the ability to make reservations and issue tickets or air waybills.

“Revenue Passenger” means a passenger flying on a fare paid ticket or a zero value award ticket, excluding non revenue employee travel.

“SOFRS” means the Statistical On-Line Flight Reporting System used by Delta for official passenger counts and capacity flight statistics.

“Special Prorate Agreement” means that Special Prorate Agreement of even date herewith by and between Delta and Big Sky in the form and substance attached hereto as Annex C.

“Ticketing Carrier” means a carrier whose traffic documents are used to issue a ticket.

“US$” or “$” means lawful currency of the United States of America.

ANNEX B-3

ANNEX B

HOSTED PRORATE CITY PAIRS

ROUTES	IMPLEMENTATION DATE *
BOS-YFC	June 7th, 2007
BOS-YQB	June 7th, 2007
BOS-BGR	April 8th, 2007
BOS-ALB	April 8th, 2007
BOS-ART	April 8th 2007
ART-MSS	April 8th, 2007
MSS-OGS	April 8th, 2007
OGS-ART	April 8th, 2007
ART-ALB	April 8th, 2007
BOS-BTV	August 1st, 2007
BOS-HPN	May 1st, 2007
BOS-ISP	August 1st, 2007
BOS-ABE	July 1st, 2007

* the initial Hosted Prorate Flights shall commence no later than April 8, 2007, and all Hosted Prorate Flights shall be in operation no later than August 15th, 2007.

ANNEX B-1